Exhibit 2.3

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
OF
NEOSE TECHNOLOGIES, INC.

This Plan of Complete Liquidation and Dissolution (this “Plan”) is intended to accomplish the dissolution and complete liquidation of Neose Technologies, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Section 331 and Section 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.                                       The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a special meeting (the “Meeting”) of the Company’s stockholders (the “Stockholders”) to take action on the Plan.  If Stockholders holding a majority of the Company’s outstanding common stock, par value $.01 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, this Plan shall constitute the adopted Plan of the Company as of the latter of (i) the date of the Meeting, or such later date on which the Stockholders may approve this Plan if the Meeting is adjourned to a later date, and (ii) the date that the Dissolution Conditions (as defined below) have been satisfied (the “Adoption Date”).

2.                                       The approval of this Plan shall also be conditioned upon (i) approval of the Asset Purchase Agreement, dated September 17, 2008, between the Company and BioGeneriX AG, and the sale of certain assets to BioGeneriX AG (collectively, the “BGX Asset Sale”) by the Stockholders holding a majority of the Company’s outstanding Common Stock, (ii) approval of the Asset Purchase Agreement, dated September 17, 2008, between the Company and Novo Nordisk A/S, and the sale of certain assets to Novo Nordisk A/S (collectively, the “Novo Asset Sale,” together with the BGX Asset Sale, the “Assets Sales”) by the Stockholders holding a majority of the Company’s outstanding Common Stock, and (iii) the subsequent consummation of each of the Asset Sales (collectively, the “Dissolution Conditions”).

3.                                       On or after the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable (and which may be delayed by the Board of Directors for as long as it deems necessary, appropriate or desirable), file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (such date that the filing becomes effective, in accordance with Section 103 of the DGCL, the “Date of Dissolution”) and shall also obtain any certificates required from the state tax authorities of other states necessary for filings in such other states.

4.                                       After the Date of Dissolution, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan and pursuant to Section 278 of the DGCL.  No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

5.                                       On or after the Date of Dissolution, the Company shall determine whether and when to collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders.  In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

6.                                       Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition, in liquidation of all of the property and assets of the Company on or after the Date of Dissolution, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions.

7.                                       On and after the Date of Dissolution, the Company shall liquidate the Company’s assets in accordance with any applicable provision of the DGCL.  Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281(a) of the DGCL which instruct such officers to, among other things:  (i) give notice of the dissolution to all persons having a claim against the Company and, in the sole discretion of the Board of Directors, provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (a) claims that are the subject of pending action, suit or proceeding to which the Company is a party, and (b) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five years (or longer in the discretion of the Delaware Court of Chancery, but in no event, longer than ten years), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment, of all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by this Plan in accordance with Sections 280 and 281(a) of the DGCL; (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Sections 280 and 281(a) of the DGCL; and (vi) to the extent permitted by law, make one or more liquidating distributions to the Stockholders.  Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 280 of the DGCL, and the adoption of this Plan by the Stockholders shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof.

8.                                       As a condition to receipt of the final liquidating distribution to the Stockholders, the Board of Directors, in its absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon; or (ii) furnish the Company with evidence satisfactory to the Board of Directors of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors (“Satisfactory Evidence and Indemnity”).  The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the Date of Dissolution, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company.

9.                                       If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located or for any other reason, the distribution to which such Stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution.  The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law.  In no event shall the proceeds of any such distribution revert to or become the property of the Company.

10.                                 In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11.                                 In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.  Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the payment of any such compensation.

12.                                 The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation and by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company.  The Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.

13.                                 Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the DGCL.

14.                                 The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.